Exhibit 99.1

SIRIUS XM RECEIVES NASDAQ LETTER REGARDING
MINIMUM BID PRICE RULE

Company Confirms Plan to Remain Listed on NASDAQ

NEW YORK – March 17, 2010 – SIRIUS XM Radio Inc. (NASDAQ: SIRI) today announced that it has received a letter from the staff of The NASDAQ Stock Market LLC (“NASDAQ”) stating that the Company has not regained compliance with the $1.00 minimum closing bid price requirement for continued listing on The NASDAQ Global Select Market under NASDAQ Listing Rule 5450(a)(1). The Company will request a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) at which it will ask for continued listing on NASDAQ pending its return to compliance. As a result, the NASDAQ staff’s letter has no effect on the listing of SIRIUS XM’s common stock at this time.

“SIRIUS XM is one of the most liquid securities on The NASDAQ Global Select Market; we have a large investor base consisting of both individual and prominent institutional stockholders; and our equity capitalization is greater than approximately 92% of the companies listed on The NASDAQ Global Select Market. We are committed to remaining listed on The NASDAQ Global Select Market,” said Mel Karmazin, Chief Executive Officer of SIRIUS XM.

SIRIUS XM has an equity capitalization of over $5.8 billion and an enterprise value of nearly $8.8 billion. In 2009, the Company had revenue of over $2.5 billion. Over 3.7 billion shares of the Company’s common stock are available in the public float.

In addition, the NASDAQ OMX Group, Inc. has announced that the Company’s common stock will be added to the NASDAQ Q-50 Index effective with the market open on Monday, March 22, 2010. The Q-50 Index is designed to track the performance of the fifty securities that are next in line to replace the securities currently included in the NASDAQ-100 Index.

The Company intends to take all necessary steps to maintain the listing of its common stock on The NASDAQ Global Select Market. The Company’s stockholders have granted the Company’s board of directors the discretion to effect a reverse stock split, which would bring the Company into compliance with the NASDAQ bid price requirement. However, the board of directors intends to effect the reverse stock split only if it determines the action to be in the best interests of stockholders.

Under NASDAQ’s current Listing Rules, the Panel may grant the Company up to an additional 180 days from the date of the staff’s letter, or through September 13, 2010, to comply with the NASDAQ bid price requirement.

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About SIRIUS XM Radio

SIRIUS XM Radio is America’s satellite radio company delivering to subscribers commercial-free music channels, premier sports, news, talk, entertainment, and traffic and weather.

SIRIUS XM Radio has content relationships with an array of personalities and artists, including Howard Stern, Martha Stewart, Oprah Winfrey, Jimmy Buffett, Jamie Foxx, Barbara Walters, Opie & Anthony, Bubba the Love Sponge®, The Grateful Dead, Willie Nelson, Bob Dylan, Tom Petty, and Bob Edwards. SIRIUS XM Radio is the leader in sports programming as the Official Satellite Radio Partner of the NFL, Major League Baseball®, NASCAR®, NBA, NHL®, and PGA TOUR®, and broadcasts major college sports.

SIRIUS XM Radio has arrangements with every major automaker. SIRIUS XM Radio products are available at shop.sirius.com and shop.xmradio.com, and at retail locations nationwide, including Best Buy, RadioShack, Wal-Mart and independent retailers.

SIRIUS XM Radio also offers SIRIUS Backseat TV, the first ever live in-vehicle rear seat entertainment featuring Nickelodeon, Disney Channel and Cartoon Network; XM NavTraffic® service for GPS navigation systems delivers real-time traffic information, including accidents and road construction, for more than 80 North American markets.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “ are expected to,” “anticipate,” “believe,” “plan,” “estimate,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of SIRIUS XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of SIRIUS and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general economic conditions; our dependence upon automakers and other third parties, the substantial indebtedness of SIRIUS and XM; the useful life of our satellites; and our competitive position versus other forms of audio and video entertainment. Additional factors that could cause SIRIUS’ and XM’s results to differ materially from those described in the forward-looking statements can be found in SIRIUS’ Annual Report on Form 10-K for the year ended December 31, 2009 and XM’s Annual Report on Form 10-K for the year ended December 31, 2009, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and SIRIUS and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

CODE E-SIRI

Contacts for SIRIUS XM Radio:

Media Relations	Investor Relations

Patrick Reilly	Hooper Stevens
212-901-6646	212-901-6718
Patrick.Reilly@siriusxm.com	Hooper.Stevens@siriusxm.com

Kelly Sullivan
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
KSullivan@joelefrank.com